Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FIRST QUARTER 2021 RESULTS

First Quarter 2021 Highlights

•Net income of $243.6 million
•Record quarterly adjusted EBITDA of $540.4 million
•ECU Profit Contribution Index improved by 39% compared to fourth quarter

Clayton, MO, April 27, 2021 – Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2021.

First quarter 2021 reported net income was $243.6 million, or $1.51 per diluted share, which compares to first quarter 2020 reported net loss of $80.0 million, or $0.51 per diluted share. First quarter 2021 adjusted EBITDA of $540.4 million excludes depreciation and amortization expense of $145.2 million and restructuring charges and other non-recurring items of $4.7 million. The first quarter 2021 adjusted EBITDA included a gain of $99.9 million associated with Winter Storm Uri due to Olin’s customary financial hedges and contracts maintained to provide protection from rapid and dramatic changes in energy costs, partially offset by unabsorbed fixed manufacturing costs and storm-related maintenance costs. First quarter 2020 adjusted EBITDA was $122.8 million. Sales in the first quarter 2021 were $1,918.8 million compared to $1,425.1 million in the first quarter 2020.

Scott Sutton, Chairman, President and Chief Executive Officer, said, “Our team’s performance in the first quarter demonstrates the success of our unique winning model, that prioritizes ‘value first,’ and highlights the value still to be unlocked across our Chemicals and Winchester businesses. As predicted, we increased the Electrochemical Unit Profit Contribution Index (ECU PCI) in the face of softening caustic soda values. Olin drove sequential pricing improvement in the first quarter 2021 for chlorine and almost all chlorine derivatives, including epoxy resins. Our Winchester business also continued to deliver record quarterly segment results. Continuing to build on these successes, Olin now expects to deliver adjusted EBITDA of $1.8 billion to $2.1 billion for 2021.

“As we look forward to second quarter 2021 in our Chemicals businesses, we expect our winning model to push the ECU PCI higher, with Olin’s recent price increase announcements for chlorine, epichlorohydrin, epoxy resins, bleach, ethylene dichloride, chlorinated organics, and caustic soda forecast to positively contribute. We expect some volume offsets as Olin continues to selectively sell less into poor quality markets, as we remain disciplined in our approach to caustic soda. We expect sequentially higher maintenance costs and unabsorbed fixed manufacturing costs of approximately $40 million associated with planned Epoxy maintenance turnarounds in second quarter 2021. With our recently announced price increases for ammunition and primers, we expect Winchester second quarter segment results to increase sequentially. Overall, we expect second quarter 2021 adjusted EBITDA to improve sequentially from first quarter 2021 levels excluding the net one-time financial benefits from Winter Storm Uri.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, goodwill impairment charges, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2021 were $867.0 million compared to $759.9  million in the first quarter 2020. The increase in Chlor Alkali Products and Vinyls sales was primarily due to higher pricing partially offset by lower volumes. First quarter 2021 segment earnings were $271.1 million compared to a segment loss of $34.3 million in the first quarter 2020. The first quarter 2021 segment earnings included a gain of $121.4 million associated with Winter Storm Uri due to customary financial hedges and contracts maintained to provide protection from rapid and dramatic changes in energy costs, partially offset by unabsorbed fixed manufacturing costs and storm-related maintenance costs. Excluding the effects of Winter Storm Uri, the $184.0 million increase in segment earnings was primarily due to higher pricing, mainly ethylene dichloride, chlorine, and chlorinated organics, partially offset by lower volumes. The segment earnings also improved due to lower operating costs. Chlor Alkali Products and Vinyls first quarter 2021 results included depreciation and amortization expense of $115.8 million compared to $118.5 million in the first quarter 2020.

EPOXY

Epoxy sales for the first quarter 2021 were $662.6 million compared to $477.2 million in the first quarter 2020. The increase in Epoxy sales was primarily due to pricing. The first quarter 2021 segment earnings were $65.2 million compared to $11.7 million in the first quarter 2020. The first quarter 2021 segment earnings included a penalty of $21.5 million associated with Winter Storm Uri due to unabsorbed fixed manufacturing costs and storm-related maintenance costs. Excluding the effects of Winter Storm Uri, the $75.0 million increase in Epoxy segment earnings was due to higher product margins, as higher pricing was partially offset by higher benzene and propylene raw material costs. Epoxy first quarter 2021 results included depreciation and amortization expense of $22.1 million compared to $21.5 million in the first quarter 2020.

WINCHESTER

On October 1, 2020, Winchester began operating the Lake City U.S. Army Ammunition Plant (Lake City). Winchester sales for the first quarter 2021 were $389.2 million compared to $188.0 million in the first quarter 2020. First quarter 2021 segment earnings were $85.1 million compared to $10.5 million in the first quarter 2020. The increase in first quarter sales and segment earnings was primarily due to higher commercial and military sales, which included ammunition produced at Lake City, and higher commercial ammunition pricing. The segment earnings were also impacted by higher commodity and operating costs. Winchester first quarter 2021 results included depreciation and amortization expense of $5.6 million compared to $5.0 million in the first quarter 2020.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the first quarter of 2021 increased $1.9 million compared to the first quarter 2020, as higher incentive costs, which includes mark-to-market adjustments on stock-based compensation, were partially offset by lower costs associated with the absence of implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs. This project was completed in late 2020.

CASH AND DEBT REDUCTION

The cash balance on March 31, 2021 was $259.9 million. Olin ended first quarter 2021 with net debt of $3,488.2 million and a net debt to adjusted EBITDA ratio of 3.3 times. Through a combination of improved adjusted EBITDA, disciplined capital spending and debt reduction, Olin expects its net debt to adjusted EBITDA ratio to improve to less than 2 times by year end 2021. During 2021, Olin is targeting debt reduction of approximately $1 billion using cash generated from operations.

On April 14, 2021, Olin announced it expects to redeem on May 14, 2021 the remaining $185 million 10% senior notes due October 15, 2025 for a redemption price in cash of 105% of the principal amount (representing an aggregate redemption premium of approximately $9.3 million). Olin expects to fund the redemption using cash generated from operations.

DIVIDEND

On April 21, 2021, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 10, 2021, to shareholders of record at the close of business on May 10, 2021. This will be the 378th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss first quarter 2021 financial results at 10:00 a.m. Eastern time on Wednesday, April 28, 2021. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the first quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," “outlook,” "project," "estimate," "forecast," "optimistic," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, include, but are not limited to, the following:

Business, Industry and Operational Risks
•    sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•    declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•    unsuccessful implementation of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•    our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•    failure to control costs or to achieve targeted cost reductions;
•    higher-than-expected raw material, energy, transportation, and/or logistics costs;
•    the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•    the failure or an interruption of our information technology systems;
•    our substantial amount of indebtedness and significant debt service obligations;
•    the negative impact from the COVID-19 pandemic and the global response to the pandemic;
•    weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;
•    the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;
•    failure to attract, retain and motivate key employees;
•    risks associated with our international sales and operations, including economic, political or regulatory changes;
•    the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in our pension plan;
•    adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•    our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks

•    new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•    changes in, or failure to comply with, legislation or government regulations or policies, including changes within the international markets in which we operate;
•    unexpected litigation outcomes;

•    costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; and
•    various risks associated with our Lake City U.S. Army Ammunition Plant contract, including performance and compliance with governmental contract provisions.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2021-13

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2021	2020
Sales	$1,918.8	$1,425.1
Operating Expenses:
Cost of Goods Sold	1,423.8	1,374.2
Selling and Administration	106.9	96.7
Restructuring Charges	6.9	1.7
Operating Income (Loss)	381.2	(47.5)
Interest Expense(b)	84.5	63.1
Interest Income	0.1	0.1
Non-operating Pension Income	9.3	4.6
Income (Loss) before Taxes	306.1	(105.9)
Income Tax Provision (Benefit)	62.5	(25.9)
Net Income (Loss)	$243.6	$(80.0)
Net Income (Loss) Per Common Share:
Basic	$1.54	$(0.51)
Diluted	$1.51	$(0.51)
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	158.6	157.8
Average Common Shares Outstanding - Diluted	160.8	157.8

(a)Unaudited.
(b)Interest expense for the three months ended March 31, 2021 included $18.7 million of bond redemption premiums and $4.8 million for write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses related to financing transactions during first quarter 2021. Interest expense for the three months ended March 31, 2020 included $4.0 million related to the 2020 ethylene payment discount.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2021	2020
Sales:
Chlor Alkali Products and Vinyls	$867.0	$759.9
Epoxy	662.6	477.2
Winchester	389.2	188.0
Total Sales	$1,918.8	$1,425.1
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$271.1	$(34.3)
Epoxy	65.2	11.7
Winchester	85.1	10.5
Corporate/Other:
Environmental Expense(b)	(0.3)	(2.6)
Other Corporate and Unallocated Costs(c)	(33.0)	(31.1)
Restructuring Charges	(6.9)	(1.7)
Interest Expense(d)	(84.5)	(63.1)
Interest Income	0.1	0.1
Non-operating Pension Income	9.3	4.6
Income (Loss) before Taxes	$306.1	$(105.9)

(a)Unaudited.
(b)Environmental expense for the three months ended March 31, 2021 includes $2.2 million of insurance recoveries for costs incurred and expensed in prior periods.
(c)Other corporate and unallocated costs for the three months ended March 31, 2020 included information technology integration project charges of $14.7 million associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Interest expense for the three months ended March 31, 2021 included $18.7 million of bond redemption premiums and $4.8 million for write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses related to financing transactions during first quarter 2021. Interest expense for the three months ended March 31, 2020 included $4.0 million related to the 2020 ethylene payment discount.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2021	2020	2020
Assets:
Cash & Cash Equivalents	$259.9	$189.7	$194.5
Accounts Receivable, Net	963.7	770.9	802.9
Income Taxes Receivable	13.4	15.1	19.9
Inventories, Net	679.5	674.7	667.5
Other Current Assets	96.5	66.7	54.5
Total Current Assets	2,013.0	1,717.1	1,739.3
Property, Plant and Equipment (Less Accumulated Depreciation of $3,804.4, $3,719.8 and $3,373.8)	3,073.4	3,171.0	3,282.7
Operating Lease Assets, Net	383.6	360.7	366.5
Deferred Income Taxes	11.1	11.2	39.6
Other Assets	1,171.0	1,191.3	1,205.3
Intangibles, Net	381.0	399.4	431.4
Goodwill	1,420.1	1,420.2	2,119.6
Total Assets	$8,453.2	$8,270.9	$9,184.4
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$42.1	$26.3	$2.0
Accounts Payable	716.6	729.2	668.1
Income Taxes Payable	13.4	10.7	7.4
Current Operating Lease Liabilities	78.7	74.7	76.6
Accrued Liabilities	367.4	358.0	811.8
Total Current Liabilities	1,218.2	1,198.9	1,565.9
Long-term Debt	3,706.0	3,837.5	3,489.5
Operating Lease Liabilities	310.5	291.6	295.0
Accrued Pension Liability	699.8	733.3	778.0
Deferred Income Taxes	492.3	443.2	449.9
Other Liabilities	329.8	315.6	317.0
Total Liabilities	6,756.6	6,820.1	6,895.3
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 159.2 Shares (158.0 and 157.8 in 2020)	159.2	158.0	157.8
Additional Paid-in Capital	2,164.3	2,137.8	2,122.8
Accumulated Other Comprehensive Loss	(683.7)	(689.9)	(821.1)
Retained Earnings (Accumulated Deficit)	56.8	(155.1)	829.6
Total Shareholders’ Equity	1,696.6	1,450.8	2,289.1
Total Liabilities and Shareholders’ Equity	$8,453.2	$8,270.9	$9,184.4

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2021	2020
Operating Activities:
Net Income (Loss)	$243.6	$(80.0)
Stock-based Compensation	2.0	0.2
Depreciation and Amortization	145.2	146.5
Deferred Income Taxes	51.6	(6.5)
Qualified Pension Plan Contributions	(0.1)	(0.1)
Qualified Pension Plan Income	(7.3)	(2.8)
Changes in:
Receivables	(207.1)	(66.1)
Income Taxes Receivable/Payable	4.6	(18.3)
Inventories	(10.7)	24.3
Other Current Assets	12.2	(32.7)
Accounts Payable and Accrued Liabilities	(3.3)	(7.7)
Other Assets	8.2	—
Other Noncurrent Liabilities	11.2	(2.0)
Other Operating Activities	1.0	(2.7)
Net Operating Activities	251.1	(47.9)
Investing Activities:
Capital Expenditures	(51.2)	(95.9)
Net Investing Activities	(51.2)	(95.9)
Financing Activities:
Long-term Debt (Repayments) Borrowings, Net	(120.2)	149.6
Stock Options Exercised	25.7	0.5
Dividends Paid	(31.7)	(31.5)
Debt Issuance Costs	(3.1)	(0.4)
Net Financing Activities	(129.3)	118.2
Net Increase (Decrease) in Cash and Cash Equivalents	70.6	(25.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.4)	(0.8)
Cash and Cash Equivalents, Beginning of Year	189.7	220.9
Cash and Cash Equivalents, End of Period	$259.9	$194.5

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2021	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$243.6	$(80.0)
Add Back:
Interest Expense	84.5	63.1
Interest Income	(0.1)	(0.1)
Income Tax Provision (Benefit)	62.5	(25.9)
Depreciation and Amortization	145.2	146.5
EBITDA	535.7	103.6
Add Back:
Restructuring Charges	6.9	1.7
Environmental Recoveries(b)	(2.2)	—
Information Technology Integration Project(c)	—	14.7
Certain Non-recurring Items(d)	—	2.8
Adjusted EBITDA	$540.4	$122.8

(a)Unaudited.
(b)Environmental recoveries for the three months ended March 31, 2021 includes insurance recoveries for costs incurred and expensed in prior periods.
(c)Information technology integration project charges for the three months ended March 31, 2020 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Certain non-recurring items for the three months ended March 31, 2020 included $2.8 million of charges related to the Lake City facility transition.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Trailing Twelve Months Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items for the previous twelve months. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	March 31,	December 31,	March 31,
(In millions)	2021	2020	2020
Current Installments of Long-term Debt	$42.1	$26.3	$2.0
Long-term Debt	3,706.0	3,837.5	3,489.5
Total Debt	3,748.1	3,863.8	3,491.5
Less: Cash and Cash Equivalents	(259.9)	(189.7)	(194.5)
Net Debt	$3,488.2	$3,674.1	$3,297.0

Trailing Twelve Months Adjusted EBITDA(b)	$1,053.6	$636.0	$793.5

Net Debt to Adjusted EBITDA	3.3	5.8	4.2

(a)     Unaudited
(b)     Trailing Twelve Months Adjusted EBITDA as of March 31, 2021 is calculated as the three months ended March 31, 2021 plus the year ended December 31, 2020 less the three months ended March 31, 2020. Trailing Twelve Months Adjusted EBITDA as of March 31, 2020 is calculated as the three months ended March 31, 2020 plus the year ended December 31, 2019 less the three months ended March 31, 2019.